EXHIBIT 11

                COMPUTATION OF NET INCOME PER COMMON SHARE
                   INCSTAR CORPORATION AND SUBSIDIARIES

                                                 Quarter Ended
                                           March 31,      April 1,
                                              1995         1994
PRIMARY EARNINGS PER COMMON SHARE:
Average shares outstanding               16,362,485     16,322,081
Dilutive stock options and warrants -
based on the treasury stock method           17,443         97,169
                                         16,379,928     16,419,250

Net income                               $  799,000   $    104,000

Net income per share                     $     0.05   $       0.01
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